                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                ISOMEDIX INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  ISOMEDIX INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1997


                                                            Whippany, New Jersey
                                                                  March 31, 1997

To the Holders of Common Stock
  of ISOMEDIX INC.:

         The Annual Meeting of the Stockholders of ISOMEDIX INC. will be held at the Birchwood Manor, 111 North Jefferson Road, Whippany, New Jersey, on Tuesday, May 20, 1997 at 10:00 a.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. To elect one Class B director of the Company for the ensuing three years.

         2. To consider and take action upon a proposal to ratify the Board of Directors' selection of Coopers & Lybrand L.L.P. to serve as the Company's independent accountants for the Company's fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         The close of business on March 27, 1997 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the Company's executive offices located at 11 Apollo Drive, Whippany, New Jersey, during the ten-day period preceding the Meeting.

         By Order of the Board of Directors,

                                       Thomas J. DeAngelo, Secretary

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT YOUR VOTE CAN BE RECORDED.

                                  ISOMEDIX INC.


                                 PROXY STATEMENT


         This Proxy Statement, which will be mailed commencing on or about March 31, 1997 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of Isomedix Inc. for use at the Annual Meeting of Stockholders to be held on May 20, 1997 (the "Meeting"), and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive offices are located at 11 Apollo Drive, Whippany, New Jersey 07981.

         At the close of business on March 27, 1997, the record date stated in the accompanying Notice, the Company had issued and outstanding 6,425,393 shares of common stock, $.01 par value ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

         A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

         Directors are elected by plurality vote. Adoption of proposal 2 will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote thereon at the meeting. Shares held by stockholders who abstain from voting will be treated as "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non- vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where (i) such broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) such broker or nominee does not have discretionary voting power on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of the Board of Directors of the Company, owned beneficially more than five percent of any class of the outstanding voting securities of the Company as of February 28, 1997, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                           SHARES OF COMMON STOCK    PERCENT
NAME AND ADDRESS                             OWNED BENEFICIALLY      OF CLASS
----------------                           ----------------------    --------
The Bass Management Trust
Lee M. Bass
Sid R. Bass Management Trust ...........           641,000             9.97%
        201 Main Street, Suite 3200
        Fort Worth, Texas 76102
The Kaufmann Fund, Inc. ................         1,000,000            15.56%
        140 East 45th Street, 43rd Floor
        New York, New York 10017
Dimensional Fund Advisors Inc. .........           377,300             5.87%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, California 90401


-------------------------

(1) This information is based upon a Report on Schedule 13D filed by these stockholders with the Securities and Exchange Commission. Such Schedule 13D indicates that each of The Bass Management Trust ("BMT"), Lee M. Bass and the Sid R. Bass Management Trust ("SRBMT") has sole voting power and sole dispositive power with respect to 213,700 shares apiece. Such Schedule 13D also indicates that Perry R. Bass, as Trustee and Trustor of BMT, and Nancy L. Bass, as Trustor of BMT, may be deemed to beneficially own the shares owned by BMT and that Sid R. Bass, as Trustee of SRBMT, may be deemed to beneficially own the shares owned by SRBMT.

(2) This information is based upon a Report on Schedule 13G filed by The Kaufmann Fund, Inc. with the Securities and Exchange Commission. Such
         Schedule 13G indicates that such entity has sole voting power and sole dispositive power with respect to 1,000,000 shares.

(3) This information is based upon a Report on Schedule 13G filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission. Such Schedule 13G indicates that such entity has sole voting power with respect to 262,900 shares and sole dispositive power with respect to 377,300 shares.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of February 28, 1997, the number of shares of Common Stock of the Company beneficially owned by each of the Company's directors and nominees for directors, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, based upon information obtained from such persons.


                                                    SHARES OF COMMON STOCK      PERCENT
NAME                                                  OWNED BENEFICIALLY       OF CLASS
----                                                ----------------------     --------

John Masefield.................................            302,000 (1)           4.53%

George R. Dietz................................            126,100 (2)           1.92%

David M. Lank..................................            113,700 (3)           1.76%

H. Stuart Campbell.............................             36,633 (4)            (10)

Thomas M. Haythe...............................             27,500 (5)            (10)

Elmer A. Sticco................................             17,500 (6)            (10)

Thomas J. DeAngelo.............................             49,200 (7)            (10)

Peter Mayer ...................................             20,000 (8)            (10)

Charles P. Truby ..............................             20,000 (9)            (10)

All Directors and Executive Officers as a                  652,633 (1)(2)(3)     9.32%
Group (nine persons)...........................                    (4)(5)(6)
                                                                   (7)(8)(9)


-------------------------

(1) Includes 12,000 shares issuable upon exercise of currently exercisable warrants held by Mr. Masefield, Chairman of the Board of Directors, President, Chief Executive Officer and a Class C director of the Company, and 222,900 shares issuable upon exercise of currently exercisable stock options held by Mr. Masefield. Also includes 60,000 shares with respect to which Mr. Masefield holds irrevocable proxies.

(2) Includes 87,500 shares issuable upon exercise of currently exercisable warrants held by Mr. Dietz, Senior Vice President of the Company, and 38,500 shares issuable upon exercise of currently exercisable stock options.

(3) Includes 30,000 shares issuable upon exercise of currently exercisable warrants held by Mr. Lank, a Class C director of the Company, and 22,500 shares issuable upon exercise of currently exercisable stock options. Includes 60,000 shares owned by Nanticoke Limited, of which Mr. Lank is the President. Mr. Masefield has been granted an irrevocable proxy with respect to the 60,000 shares owned by Nanticoke Limited.

(4) Includes 14,000 shares issuable upon exercise of currently exercisable warrants held by Mr. Campbell, a Class B director of the Company, and 22,500 shares issuable upon exercise of currently exercisable stock options.

(5) Includes 27,500 shares issuable upon exercise of currently exercisable stock options held by Mr. Haythe, a Class A director of the Company.

(6) Includes 17,500 shares issuable upon exercise of currently exercisable stock options held by Mr. Sticco, a Class B director of the Company. Mr. Sticco resigned as a Class B director of the Company on February 28, 1997.

(7) Includes 49,200 shares issuable upon exercise of currently exercisable stock options held by Mr. DeAngelo, Vice President-Finance and Administration, Secretary, Treasurer and a Class A director of the Company.

(8) Includes 20,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Mayer, a Class B director of the Company.

(9) Includes 10,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Truby, Executive Vice President and Chief Operating Officer of the Company, and 10,000 shares issuable upon exercise of stock options which will be exercisable within 60 days.

(10)     Less than one percent.


              To the Company's knowledge, there have been no significant changes in stock ownership or control of the Company since February 28, 1997.


                            I. ELECTION OF DIRECTORS

              The Company's Certificate of Incorporation provides for the division of the Board of Directors of the Company into three classes. The term of office for the Class B directors expires at the Meeting. Class C directors and Class A directors will be elected at the Annual Meetings to be held in 1998 and 1999, respectively.

              It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the nominee listed below, H. Stuart Campbell, unless otherwise instructed in such Proxy. The nominee is currently serving as a Class B director. In case the nominee is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead. The Board of Directors has no reason to believe that the nominee will be unable or will decline to serve.

              Certain information concerning the nominee and the other directors of the Company is set forth below. Information concerning ownership of the Common Stock by the nominee and other directors is set forth in the preceding table. All of such information was furnished by them to the Company.


NOMINEE FOR ELECTION

         H. STUART CAMPBELL (Class B director), age 67; Vice President and Owner, Highland Packaging Labs, Inc. (contract packaging) since 1983; Group Chairman, Johnson & Johnson Company (health care products) from prior to 1981 to 1982; Director: Mesa Laboratories, Inc. (designer and manufacturer of pharmaceutical and medical instruments and systems), Biomatrix, Inc. (manufacturer of specialty healthcare products based on biological material) and Atrix Laboratories, Inc. (research and development activities relating to new therapeutic products and drug delivery); Director of the Company since 1984.

OTHER DIRECTORS WHOSE TERM OF OFFICE
WILL CONTINUE AFTER THE MEETING

         DAVID M. LANK (Class C director), age 59; Partner, Dorchester Investment Management (investment counsel) since prior to 1981; Director of the Company since 1972.

         JOHN MASEFIELD (Class C director), age 63; Chairman of the Board of Directors since 1972; President and Chief Executive Officer of the Company from 1972 to August 1995 and since February 1997; Director of the Company since 1972.

         THOMAS J. DEANGELO (Class A director), age 42; Vice President-Finance and Administration of the Company since February 1992; Secretary and Treasurer of the Company since April 1987; Chief Financial Officer of the Company since 1992; Chief Operating Officer of the Company from September 1993 to February 1994; Controller of the Company from April 1983 to April 1987; Director of the Company since 1992.

         THOMAS M. HAYTHE (Class A director), age 57; Partner, Haythe & Curley (attorneys) since February 1982; Director: Novametrix Medical Systems, Inc. (manufacturer of electronic medical instruments), Guest Supply, Inc. (distributor of hotel guest room amenities and accessories), Westerbeke Corporation (manufacturer of marine engine products), Ramsay Health Care, Inc. (provider of psychiatric healthcare services) and Ramsay Managed Care, Inc. (provider of managed mental health care services); Assistant Secretary of the Company from 1983 to 1995; Director of the Company since 1983.

              Elmer A. Sticco, formerly a Class B director of the Company, resigned as a director of the Company on February 28, 1997. The term of Peter Mayer, formerly President and Chief Executive Officer of the Company, as a Class B director expires at the Meeting.

              The Board of Directors of the Company has a Compensation and Stock Option Committee whose members are Messrs. Campbell and Lank, an Audit Committee whose members are Messrs. Campbell, Haythe and Lank, a Nominating Committee whose members are Messrs. Haythe, Lank and Masefield, and an Acquisition Committee whose members are Messrs. DeAngelo, Haythe, Masefield and Mayer. Mr. Sticco was a member of the Compensation and Stock Option Committee until February 28, 1997.

              The Compensation and Stock Option Committee determines the compensation arrangements for executive officers of the Company. The Compensation and Stock Option Committee also administers the Company's 1982 Stock Option Plan, 1992 Stock Option Plan, 1992 Supplemental Stock Option Plan and 1996 Long Term Incentive Plan and determines the persons who are eligible to receive options and other awards thereunder, the number of shares to be subject to each option or award and the other terms and conditions upon which options or awards under such plans are granted and made exercisable. The Compensation and Stock Option Committee also administers the Company's 1993 Employee Stock Purchase Plan, and reviews and approves employee benefit plans in which officers and employees are eligible to participate.

              The Audit Committee is authorized to recommend to the Board of Directors the engaging and discharging of the independent accountants, and to review with the independent accountants the plans for and the results of the auditing engagement, the scope and results of the Company's procedures for internal auditing, the independence of the accountants and the adequacy of the Company's system of internal accounting controls. The Nominating Committee is authorized to review, approve and recommend persons for election as directors and to fill management positions with the Company. The Acquisition Committee is authorized to identify and recommend possible acquisition candidates for the Company.

              The Nominating Committee will consider nominees for directors recommended by stockholders or others. There is no specified formal procedure for submitting such recommendations. Recommendations may be addressed to the Secretary, Isomedix Inc., 11 Apollo Drive, Whippany, New Jersey 07981.

              The Board of Directors met nine times during the fiscal year ended December 31, 1996. Each of the Audit Committee and the Nominating Committee met one time during the fiscal year ended December 31, 1996. The Acquisition Committee met five times during the fiscal year ended December 31, 1996. The Compensation and Stock Option Committee met three times during the fiscal year ended December 31, 1996. Each of the persons named above attended at least 75% of the meetings of the Board of Directors and meetings of any Committees of the Board on which such person served which were held during the time that such person served.

              The Company's Certificate of Incorporation contains a provision, authorized by Delaware law, which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.

EXECUTIVE COMPENSATION

              The following table sets forth information for the fiscal years ended December 31, 1996, 1995 and 1994 concerning the compensation of the Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996.


                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                          ANNUAL COMPENSATION       AWARDS
                                         ---------------------   ------------
                                                                                   ALL OTHER
  NAME AND PRINCIPAL           FISCAL     SALARY       BONUS       OPTIONS      COMPENSATION (1)
      POSITION                  YEAR       ($)          ($)           (#)             ($)
-----------------------        ------    --------     --------   ------------   ----------------

Peter Mayer                     1996     $206,000     $112,000     $      0        $      0
 President and Chief            1995       69,780       13,800      100,000               0
 Executive Officer (2)          1994         --           --           --              --


John Masefield                  1996      247,860       33,000            0           1,243
 Chairman (3)                   1995      219,855      110,100      365,000(5)        1,279
                                1994      213,451      150,000            0           1,478

Charles P. Truby                1996      144,200       69,000            0           2,385
 Executive Vice                 1995      105,788       46,000       50,000               0
 President and Chief            1994         --           --           --              --
 Operating Officer (4)

George R. Dietz                 1996       95,000       19,000            0           1,107
 Senior Vice President          1995      128,660       25,760       31,000(5)        1,456
                                1994      120,000       48,000            0           2,073

Thomas J. DeAngelo              1996      138,750       49,000            0           1,390
 Vice President-Finance         1995      130,515       42,320       30,000(5)        1,358
 and Administration,            1994      130,731       52,000            0           2,299
 Secretary and
 Treasurer

================================================================================

(1) Includes contributions made by the Company on behalf of the executive officers to the Company's 401(k) Plan.

(2) Mr. Mayer served as President and Chief Executive Officer of the Company from August 1995 until February 1997.

(3) Mr. Masefield served as Chairman, President and Chief Executive Officer of the Company from prior to 1994 until August 1995, and as Chairman from August 1995 until February 1997, and has served as Chairman, President and Chief Executive Officer of the Company since February 1997.

(4) Mr. Truby became Executive Vice President and Chief Operating Officer of the Company in March 1995.

(5) These options were granted in years prior to 1995 but were repriced in 1995.

              The following table sets forth the number and value of options and warrants held by the executive officers of the Company named in the Summary Compensation Table at December 31, 1996. None of such executive officers exercised options or warrants during the fiscal year ended December 31, 1996.


                    FISCAL YEAR END OPTION AND WARRANT VALUES

                                                                   VALUE OF UNEXERCISED
                                NUMBER OF UNEXERCISED                   IN-THE-MONEY
                                 OPTIONS AND WARRANTS              OPTIONS AND WARRANTS
                             AT 1996 FISCAL YEAR END (#)     AT 1996 FISCAL YEAR END ($)(1)
                            -----------------------------    ------------------------------

       NAME                 EXERCISABLE     UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
------------------          -----------     -------------    -----------      -------------

Peter Mayer                    20,000           80,000        $       0         $      0

John Masefield                234,900          150,000          124,823           37,500

Charles P. Truby               10,000           40,000                0                0

George R. Dietz               126,000                0          482,400                0

Thomas J. DeAngelo             49,200                0           72,894                0

================================================================================

(1) In-the-money options and warrants are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option or warrant. The value of in-the-money options and warrants is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option or warrant from the aggregate year-end value of the underlying Common Stock.


              The Company maintains a Retirement Plan (the "Retirement Plan") which covers its salaried and hourly employees who have completed one year of service and attained the age of 21. The Retirement Plan is a defined benefit plan qualified under the Internal Revenue Code of 1986, as amended (the "Code").

              The Retirement Plan provides an employee retiring at age 65 with 25 years of plan participation with a pension beginning at age 65 in an annual amount equal to 50% of his average compensation during the five consecutive plan years in which he received the highest average compensation (the "Average Plan Compensation"). A participant retiring with less than 25 years of service will receive a reduced pension. An employee's interest in his retirement benefit under the Retirement Plan vests over a period of years. An employee's annual retirement benefit under the Retirement Plan is offset by 50% of his estimated Social Security benefits.

              Compensation taken into account in determining benefits under the Retirement Plan includes salary, bonuses, overtime, commissions and salary deferrals under the Company's Savings and Protection (401(k)) Plan. In the case of executive officers of the Company named in the Summary Compensation Table, compensation covered by the Retirement Plan includes the salary and bonus reflected in the Summary Compensation Table, but not more than $150,000 for 1996, 1995 and 1994. At December 31, 1996, for purposes of determining benefits under the Retirement Plan, each of Messrs. Masefield, Dietz and DeAngelo had fifteen years of plan participation and each of Messrs. Truby and Mayer had one year of plan participation.

              The following table shows the estimated annual retirement benefit in the form of a life annuity under the Retirement Plan for employees (including officers and directors) retiring at age 65 whose Average Plan Compensation and years of participation would be in the categories shown. The amounts shown in the table do not reflect the amount of offset for Social Security benefits, which cannot be ascertained at this time.

                               PENSION PLAN TABLE


Remuneration                              Years of Service
------------             -------------------------------------------------

                            11             15            20           25

$ 25,000                 $ 5,500        $ 7,500       $10,000     $ 12,500

  50,000                  11,000         15,000        20,000       25,000

 100,000                  22,000         30,000        40,000       50,000

 150,000                  33,000         45,000        60,000       75,000

 200,000                  44,000         60,000        80,000      100,000


COMPENSATION OF DIRECTORS

              The Company pays its non-employee directors an annual fee of $10,000, a fee of $500 for attending each meeting of the Board of Directors and a fee of $300 for attending each Committee meeting.

              The Company has a consulting agreement with Elmer A. Sticco, a Class B director of the Company, under which Mr. Sticco provides certain financial and management advisory services to the Company for an annual consulting fee of $16,000. The agreement expires on December 31, 1999.

              Directors of the Company are eligible to receive stock options under the Company's Stock Option Plans. Directors of the Company also participate in the special bonus plan for directors and senior officers of the Company. The purpose of the plan is to compensate participants for a portion of the additional income tax, attributable to Federal income tax rate increases enacted in 1993, payable by participants with respect to long-term compensation awards, such as stock options and warrants for Common Stock of the Company. No bonuses were paid under the special bonus plan during the fiscal year ended December 31, 1996.

EMPLOYMENT AGREEMENTS

              The Company has entered into an employment agreement with John Masefield, Chairman, President and Chief Executive Officer of the Company. The agreement is for a term of seven years commencing as of April 1, 1996. Under the agreement, Mr. Masefield will perform executive, administrative and consultative services for the Company for not less than fifteen business days per quarter. The agreement provides for an annual salary of $250,000 and for bonus payments for exceptional contributions to the Company as determined by the Board of Directors. The agreement provides for payment of the aggregate salary payable through the expiration of the term of the agreement upon termination by the Company of Mr. Masefield's employment for reasons other than for cause or upon Mr. Masefield's voluntary termination within one year following certain change of control events involving the Company, and provides for continued payment of salary through the expiration of the term, but not more than three years, to Mr. Masefield's beneficiaries in the event of his death prior to the expiration of the term.

              The Company has entered into an employment agreement effective as of March 27, 1995 with Charles P. Truby, the Executive Vice President and Chief Operating Officer of the Company, with a 1996 annual salary of $144,200, subject to increases at the discretion of the Board of Directors. The agreement provides for an initial term of one year, with automatic one-year extensions (subject to two months' notice of non-extension). The agreement provides Mr. Truby with an annual bonus opportunity of up to 60% of his annual salary. The agreement also provides for payment of 12 months' salary upon the termination by the Company of Mr. Truby's employment for reasons other than for cause and for payment of two years' salary upon Mr. Truby's voluntary termination within one year following certain change of control events involving the Company.

              The Company has entered into employment agreements effective as of February 1, 1988, with each of George R. Dietz - Senior Vice President and Thomas J. DeAngelo - Vice President-Finance and Administration, at current annual salaries of $95,000 and $138,750, respectively, subject to increases at the discretion of the Board of Directors. These agreements provide for an initial term of three years, with automatic one-year extensions (subject to two months' notice of non-extension). These agreements were automatically renewed for a one-year term on February 1, 1997. Each of these agreements also provides for payment of three years' annual salary upon termination by the Company of the employee's employment for reasons other than for cause or upon the employee's voluntary termination within one year following certain change of control events involving the Company.

COMPENSATION AND STOCK OPTION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

              The Compensation and Stock Option Committee of the Board of Directors consists of H. Stuart Campbell, David M. Lank and, until his resignation from the Board of Directors on February 28, 1997, Elmer A. Sticco, all of whom are independent directors of the Company.


SECTION 16(A) REPORTING REQUIREMENTS

              Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company, and persons who own more than ten percent of the Common Stock, are required to file reports concerning their beneficial ownership of securities of the Company with the Securities and Exchange Commission. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

              To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and confirmations that no other reports were required during the fiscal year ended December 31, 1996, its directors, executive officers and greater than ten percent stockholders complied with all
Section 16(a) filing requirements.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              Thomas M. Haythe, a Class A director of the Company, is a partner in the New York law firm of Haythe & Curley, which firm has acted as legal counsel to the Company for many years. It is expected that Haythe & Curley will continue to render legal services to the Company in the future.


PERFORMANCE GRAPH

              The following performance graph compares the cumulative total shareholder return on the Company's Common Stock to the S&P 500 Index and to the S&P Midcap 400 Index for the Company's last five fiscal years. The S&P Midcap 400 Index is included in the graph because of the absence of an appropriate published industry or line of business index and the absence of public information with respect to other companies in the contract sterilization business. The graph assumes that $100 was invested in the Company's Common Stock and each Index on December 31, 1991 and that all dividends were reinvested.

                        FIVE YEAR CUMULATIVE TOTAL RETURN
                                COMPARISON GRAPH


                 [COMPARISON OF CUMULATIVE TOTAL RETURN CHART]




                      --------------------------------------------------------------------
                        1991        1992        1993        1994        1995         1996
------------------------------------------------------------------------------------------
Isomedix Inc.         $100.00     $113.54     $ 79.17     $ 65.62      $ 59.92     $ 54.17
------------------------------------------------------------------------------------------
S&P Midcap 400        $100.00     $111.93     $127.15     $122.59      $157.72     $187.99
------------------------------------------------------------------------------------------
S&P 500               $100.00     $107.65     $118.65     $120.06      $165.19     $203.13
------------------------------------------------------------------------------------------


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

              The Compensation and Stock Option Committee of the Board of Directors (the "Committee") determines the compensation arrangements for executive officers of the Company. In formulating the Company's executive compensation program, the Committee seeks to provide competitive levels of compensation which will assist the Company in attracting and retaining qualified executives, reward individual initiative and achievement and integrate executive pay with the interests of the Company's stockholders in achieving the Company's annual and long-term performance goals.

              The compensation program for the Company's executives consists of base salary, an annual incentive bonus plan, a special bonus plan and stock options. The Company's salary levels are intended to be consistent with competitive requirements and levels of responsibility. Salary levels are largely determined through comparisons with companies of similar size and complexity. Salary adjustments, which are normally made annually, are determined by monitoring the competitive marketplace, the overall financial performance of the Company, the performance of the individual executive and any increased responsibilities assumed by the executive.

              On the basis of the foregoing factors, the Committee established a 1996 annual salary of $247,860 for Mr. Masefield, who served as Chairman of the Company during 1996 and a 1996 annual salary of $206,000 for Mr. Mayer, who served as Chief Executive Officer of the Company during 1996.

              Awards under the annual incentive bonus plan are based upon a combination of the level of achievement by the Company of its annual financial plan as approved by the Board of Directors and achievement by executives of individual objectives. The financial plan focuses on achievement of certain levels of revenues and pre-tax income, which the Committee believes are primary determinants of share price over time. The financial plan is established at the beginning of each fiscal year by the Board of Directors after consultation with management. Threshold and maximum levels of revenues and pre-tax income are established around the target in order to create a range of pre-tax income that will be used to measure the potential award opportunity for each executive under the annual incentive bonus plan. A target bonus opportunity equal to a percentage of annual salary is established for each executive based on his level of responsibility, potential contribution to the success of the Company and competitive considerations. Awards for senior executives are more highly dependent on achievement of Company goals than are awards to lower-level executives. To determine the actual award to an executive, a year-end assessment is made of the executive's individual performance including contributions in specific areas such as leadership, sound decision making, financial and general management, creativity and achievement of assigned projects. This individual assessment, combined with the Company's financial results, insures that individual awards reflect an executive's specific contribution to the success of the Company. In 1996 the executive officers of the Company received the following bonuses under the annual incentive bonus plan: Mr. Masefield - $33,000; Mr. Mayer - $112,000; Mr. Dietz - $19,000; Mr. DeAngelo - $49,000, and
Mr. Truby - $69,000.

              The Company periodically grants stock options to its executive officers and other key employees. Stock option grants are intended to provide the Company's executives and other key employees with a significant incentive to work to maximize stockholder value. The Committee strongly believes that by providing its executives and key employees who have substantial responsibility for the management and growth of the

Company with an opportunity to profit from increases in the value of the Company's stock, the interests of the Company's stockholders and executives will be most closely aligned. The number of options granted to executive officers is based on individual performance and level of responsibility and must be sufficient in size to provide a strong incentive for executives to work for the long term business interests of the Company.

              In the 1993 fiscal year, the Company established a special bonus plan for directors and senior officers of the Company. The purpose of the plan is to compensate participants for a portion of the additional income tax, attributable to Federal income tax rate increases enacted in 1993, payable by participants with respect to long-term compensation awards, such as stock options and warrants for Common Stock of the Company. Bonuses under the plan are awarded in the discretion of the Committee and the Board of Directors. No bonuses were paid under the special bonus plan during the 1996 fiscal year.

              Section 162(m) of the Code, which became effective January 1, 1994, limits the deductibility of compensation exceeding $1 million to each of the Company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation meeting the requirements promulgated by the Internal Revenue Service under Section 162(m) will not be subject to the deduction limit. The Company intends to qualify its executive compensation arrangements to comply with such requirements.

              The Committee believes that the compensation program for executives of the Company is competitive with the compensation programs provided by other companies with which the Company competes for executive talent and by other companies of similar size in similar industries. The Committee believes that amounts paid under the incentive and special bonus plans are appropriately related to Company and individual performance, yielding awards which are directly linked to the annual and longer term financial results of the Company. The Committee also believes that the stock option program provides opportunities to executives that are consistent with the returns that are generated on behalf of the Company's stockholders.


                                             THE COMPENSATION AND STOCK OPTION
                                             COMMITTEE OF THE BOARD OF DIRECTORS

                                                  H. Stuart Campbell
                                                  David M. Lank
                                                  Elmer A. Sticco

                          II. RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

              The Board of Directors of the Company has selected Coopers & Lybrand L.L.P. to serve as independent accountants for the Company for the fiscal year ending December 31, 1997. The Board of Directors considers Coopers & Lybrand L.L.P. to be eminently qualified.

              Although it is not required to do so, the Board of Directors is submitting its selection of Coopers & Lybrand L.L.P. for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

              The Board of Directors recommends that stockholders vote FOR ratification of the selection of Coopers & Lybrand L.L.P. to examine the financial statements of the Company for the Company's fiscal year ending December 31, 1997. It is the intention of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of such ratification unless otherwise instructed in such Proxy.

              A representative of Coopers & Lybrand L.L.P. will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.


                               III. OTHER MATTERS

              The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.


MISCELLANEOUS

              If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominee proposed by the Board of Directors in the election of directors and FOR the ratification of the Board of Directors' selection of independent accountants for the Company. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

              All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone, telecopier or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company has also engaged Corporate Investor Communications, Inc. to assist in the solicitation and tabulation of Proxies. The Company estimates that Corporate Investor Communications, Inc. will receive a fee of approximately $3,000 in connection with these services.

              It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS

              Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company by November 30, 1997 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.

WHIPPANY, NEW JERSEY                   THOMAS J. DEANGELO, SECRETARY
MARCH 31, 1997

                                  ISOMEDIX INC.

              PROXY - ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1997

                                  COMMON STOCK

        The undersigned, a stockholder of ISOMEDIX INC., does hereby appoint JOHN MASEFIELD and THOMAS J. DEANGELO, or either of them, each with full power of substitution, the undersigned's proxies, to appear and vote at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 1997 at 10:00 a.m., local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.

1.      Election of Class B Director.

FOR the nominee listed below / /       WITHHOLD AUTHORITY / /
                                           to vote for the nominee listed below


                           Nominee: H. Stuart Campbell



2. Ratification of appointment of Coopers & Lybrand L.L.P. as independent accountants for fiscal 1997.

        FOR / /                  AGAINST / /                 ABSTAIN / /


The Board of Directors favors a vote "FOR" each item.
                                 (Continued and to be Completed on Reverse Side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ANY OF ITEMS 1 OR 2 THEY WILL BE VOTED "FOR" THE ITEM(S) AS TO WHICH NO DIRECTION IS INDICATED.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.


                                                 Dated  _______________, 1997


                                                 ______________________(L.S.)


                                                 ______________________(L.S.)
                                                 Stockholder(s) Sign Here


        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




                                                     (Continued From Other Side)